Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES THE SIGNING OF A DEFINITIVE

AGREEMENT TO ACQUIRE THE BOSTON MARRIOTT NEWTON

ANNAPOLIS, MD, July 6, 2010 – Chesapeake Lodging Trust (NYSE:CHSP) announced today that it has entered into a definitive agreement to acquire the 430-room Boston Marriott Newton located in Newton, Massachusetts for a purchase price of $77.25 million, or approximately $180,000 per key. The Company expects to close this transaction within the next 30 days. The Company intends to enter into an agreement with a third-party manager to operate the hotel under its current franchise flag. The acquisition will be funded by borrowings from a revolving credit facility that the Company intends to have in place prior to the acquisition.

The Boston Marriott Newton is a full-service, upper-upscale property situated on 11.5 acres of scenic riverfront land along the Charles River. The hotel is located near I-90 and I-95, convenient to downtown Boston and Logan International Airport, and is well-positioned within the Route 128 high-tech corridor. Over the last two years, the hotel underwent an extensive renovation of its guestrooms, public spaces and meeting rooms, including the addition of a junior ballroom and conversion to a 4-pipe HVAC system. The seven-story structure contains approximately 20,000 square feet of meeting space offered in 20 flexible meeting rooms, including a 9,300 square foot ballroom, which is the largest in the market, and the new 6,000 square foot junior ballroom. The hotel’s room inventory includes four suites, 159 kings and 267 double-bedded rooms.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

James L. Francis, Chesapeake’s President and Chief Executive Officer, stated, “We are very pleased to add the Boston Marriott Newton to our hotel portfolio. We believe that Boston is one of the most compelling lodging markets in the country to invest given its strong demand generators and limited new supply. RevPAR in the greater Boston market is up 13.3% year-to-date through May 2010. Having recently undergone a complete renovation, the hotel is in great physical condition and is poised to take advantage of improving industry fundamentals. Furthermore, the hotel dominates the local catering market with its extensive meeting space and high service levels. We expect the Boston Marriott Newton to generate between $7.75 and $8.50 million of EBITDA in 2011 for a yield of 10% to 11%, consistent with the expected EBITDA yield for our entire portfolio.”

Mr. Francis further stated, “Our investment activity over the last five months has been extensive. We’ve invested or committed to invest $260 million in high-quality, renovated assets in major markets and expect to produce significantly stronger returns than initially anticipated back in January when we went public. As well, we expect to invest in our 5th hotel in the near term. With strong yields this early in the recovery of the lodging cycle, we are poised for significant growth and expect to start paying meaningful dividends.”

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

EBITDA is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission and is defined as earnings before interest, income taxes, and depreciation and amortization. The Company believes that EBITDA provides investors with a useful financial measure to evaluate the hotel’s operating performance, excluding the impact of the hotel’s asset base (primarily depreciation and amortization). The following table reconciles forecasted net income to EBITDA for 2011:

Boston Marriott Newton

Reconciliation of Net Income to EBITDA

2011 Forecast

(unaudited, in millions)

	Range
	Low		High
Net income	$5.35	to	$6.10

Adjustment:
Depreciation and amortization	2.40		2.40

EBITDA	$7.75	to	$8.50

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Company currently owns two hotel properties with an aggregate of 686 rooms in two states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing of the closing of acquisitions, obtaining adequate financing, forecasting of future results, entering into management and franchise agreements, and the timing and amount of dividends. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.